                                     CONSENT

We have issued our report dated February 12, 2001, accompanying the consolidated financial statements of Sensar Corporation included in the Annual Report of Sensar Corporation on Form 10-K for the year ended December 31, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statements of Sensar Corporation on Forms S-3 (File No. 333-1505, effective March 22, 1996; File No. 333-6527, effective August 2, 1996; File No. 333-29923, effective October 3, 1997; File No. 333-49989, effective May 29, 1998; File No. 333-81253, effective June 28, 1999 and File No. 333-43320 filed on October 6,
2000) and on Forms S-8 (File No. 33-44784, filed December 30, 1991; File No. 33-35751, filed July 5, 1990; File No. 333-24553, filed April 4, 1997; and File
No. 333-38919 filed October 28, 1997).


                                                 /s/ GRANT THORNTON LLP


Salt Lake City, Utah
March 27, 2001